Exhibit 21

Subsidiaries of the Registrant

Legal Name of Entity	Jurisdiction of Organization	Ownership Interest
Virginia Commerce Bancorp, Inc (registrant)	Virginia
Virginia Commerce Bank	Virginia	100%
Northeast Land and Investment Company	Virginia	100%
Tombstone Land Company	Virginia	100%
Canova Land and Investment Company	Virginia	100%
Virginia Commerce Insurance Agency, L.L.C.	Virginia	100%
VCBI Capital Trust II	Delaware	100% of voting securities
VCBI Capital Trust III	Delaware	100% of voting securities
VCBI Capital Trust IV	Delaware	100% of voting securities